FIELDPOINT PETROLEUM RECEIVES NONCOMPLIANCE NOTICE FROM NYSE MKT

AUSTIN, TX – May 3, 2017– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced that on April 28, 2017, the Company received notification from the NYSE MKT (“NYSE MKT” or the “Exchange”) that it was noncompliant with the NYSE MKT continued listing standards; specifically Section 1003(a)(ii) of the Company Guide.  The Company’s stockholders’ equity has been below the $2.0 million threshold required for listed companies that have reported losses from continuing operations in two of its three most recently completed fiscal years (Section 1003(a)(i)) and is now below the $4.0 million threshold required for listed companies that have reported losses from continuing operations in three of its four most recent fiscal years (Section 1003(a)(ii)).

The Company has previously submitted a Plan to the Exchange to regain compliance with Section 1003(a)(i) by November 13, 2017, which Plan has been accepted by the Exchange.  The Company is now required to supplement the Plan no later than May 30, 2017 to address how it intends to regain compliance with Section 1003(a)(ii).    If the supplemented Plan is accepted, the Company may be able to continue its listing but will be subject to periodic reviews by the Exchange. If the supplemented Plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by November 13, 2017, or if the Company does not make progress consistent with the Plan, the Exchange will initiate delisting procedures as appropriate.

The Company is working on several initiatives which, if successful, should result in the Company regaining compliance with the NYSE MKT continued listing standards within the required timeframe. The Company intends to submit a supplemented Plan based upon those initiatives on or before the deadline set by the Exchange.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746